Exhibit 10.21

EMPLOYEE PERFORMANCE STOCK UNIT AWARD
granted under the
LPL Financial Holdings Inc.
2010 OMNIBUS EQUITY INCENTIVE PLAN

This agreement (the “Agreement”) evidences the grant of an award by LPL Financial Holdings Inc., a Delaware corporation (the “Company”), to [●] (the “Participant”) pursuant to the Company’s Amended and Restated 2010 Omnibus Equity Incentive Plan (as amended from time to time, the “Plan”). For purposes of this Agreement, the “Grant Date” shall mean [●].

1.	Performance Stock Unit Award.
The Participant is hereby awarded, pursuant to the Plan and subject to its terms, an award (the “Award”) consisting of a target number of [●] performance Stock Units (the “Target Award” and such performance Stock Units, the “PSUs”). Each PSU represents the conditional right to receive, without payment but subject to the conditions and limitations set forth in this Agreement and in the Plan, one share of Stock (the shares of Stock of the Company deliverable pursuant to the Award, the “Shares”).

2.	Vesting.
(a)    Determination of Earned PSUs. The percentage of the Target Award that may be earned by the Participant and the corresponding number of PSUs that may become Earned PSUs (as defined in Appendix A) following the end of the Performance Period will be determined in accordance with Appendix A hereto, which Appendix A is incorporated by reference and made part of this Agreement.
(b)    Vesting of Earned PSUs. No portion of the Award is vested as of the date hereof. The Earned PSUs (if any) shall vest in full on the later of (i) the Determination Date (as defined in Appendix A) and (ii) the third anniversary of the Grant Date (such later date, the “Vesting Date”), subject to the Participant’s continuous Employment through such date, except as provided in Section 2(c) of the Agreement.
(c)    Termination of Employment. Automatically and immediately upon the cessation of the Participant’s Employment prior to the Determination Date, the Award shall terminate and be of no further force or effect. Notwithstanding the foregoing in the event of a termination of the Participant’s Employment due to his or her death or Disability (as defined in the LPL Financial LLC Executive Severance Plan (the “Severance Plan”)) or Retirement, in each case, prior to the Determination Date, or as otherwise provided in Sections 4.1 and 4.2 of the Severance Plan, the Award shall not terminate upon such termination and shall instead remain outstanding and eligible to become Earned PSUs in accordance with the terms of Appendix A and to vest on the Determination Date or such earlier date as provided for in the Severance Plan; it being understood that, if the Administrator determines on the Determination Date that 0% of the Target Award has been earned, the entire Award shall terminate automatically and immediately. The number of Earned PSUs, if any, will be prorated based on the number of the days that have elapsed in the Performance Period from the first day of the Performance Period to the date of such termination of Employment. If such termination of Employment occurs after the Determination Date but prior to the Vesting Date, the Earned PSUs will vest on the date of the termination of Employment.
(d)    Competitive Activity. Automatically and immediately in the event the Board determines that the Participant was not in compliance with any non-competition, non-solicitation, non-disclosure, or confidentiality agreement with the Company or its Affiliates, or, if not subject to such agreement, engaged in Competitive Activity, the entire Award, whether vested or unvested, shall terminate.

3.	Delivery of Shares.
The Company shall effect delivery of Shares in respect of Earned PSUs to the Participant (or, in the event of the Participant’s death, to the person to whom the Award has passed by will or the laws of descent and distribution) as soon as reasonably practicable following the Vesting Date, but in no event later than the March 15th of the year following the year in which the Performance Period End Date (as defined in Appendix A) occurs (or any earlier date, after vesting, as may be required to avoid characterization as non-qualified deferred compensation under Section 409A of the Code). No Shares will be issued pursuant to this Award unless and until all legal requirements applicable to the issuance or transfer of such Shares have been complied with to the satisfaction of the Administrator.

4.	Dividends; Other Rights.
The Award shall not be interpreted to bestow upon the Participant any equity interest or ownership in the Company or any Affiliate prior to the date on which the Company delivers Shares to the Participant. The Participant is not entitled to vote any Shares by reason of the granting of this Award or to receive or be credited with any dividends declared and payable on any Share prior to the payment date with respect to such Share. The Participant shall have the rights of a shareholder only as to those Shares, if any, that are actually delivered under this Award.

5.	Certain Tax Matters.
The Participant expressly acknowledges that because this Award consists of an unfunded and unsecured promise by the Company to deliver Shares in the future, subject to the terms hereof, it is not possible to make a so-called “83(b) election” with respect to the Award. In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.
Notwithstanding anything to the contrary in this Award, if at the time of the Participant’s termination of Employment, the Participant is a “specified employee,” as defined below, any and all amounts payable under this Award on account of such separation from service that constitute deferred compensation and would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon the Participant’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury Regulation Section 1.409A-1(b) or (B) other amounts or benefits that are not subject to the requirements of Section 409A.
For purposes of this Award, to the extent required by Section 409A, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury Regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury Regulation Section 1.409A-1(i).

6.	Covered Transaction.
In the event of a Covered Transaction, the Administrator may require that any amounts delivered, exchanged, or otherwise paid in respect of the outstanding and then unvested portion of the Award be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan not inconsistent with Section 2(c) of the Plan.

7.	Withholding.
No Shares will be delivered pursuant to this Award unless and until the Participant shall have remitted to the Company in cash or by check an amount sufficient to satisfy any federal, state or local withholding tax requirements or tax payments, or shall have made other arrangements satisfactory to the Administrator with respect to such taxes. The Administrator may, in its sole discretion, hold back Shares from an award or permit the Participant to tender previously owned shares of Stock in satisfaction of tax withholding or tax payment requirements, at such rate determined by the Administrator.

8.	Nontransferability.
Neither this Award nor any rights with respect thereto may be sold, assigned, transferred (other than by will or the applicable laws of descent and distribution), pledged or otherwise encumbered, except as the Administrator may otherwise determine.

9.	Effect on Employment Rights.
This Award shall not confer upon the Participant any right to be retained in the employ or service of the Company or any of its Affiliates and shall not affect in any way the right of the Company or any of its Affiliates to terminate the Participant’s Employment at any time.

10.	Governing Law.
This Agreement shall be governed and construed by and determined in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

11.	Repurchase by Company; Forfeiture; Recovery of Compensation.
If the Participant’s Employment is terminated by reason of Cause, in the event the Board determines that the Participant has not complied with any non-competition, non-solicitation, non-disclosure, or confidentiality agreement with the Company or its Affiliates, or in the event the Board determines that the Participant has engaged in Competitive Activity during Employment or the one-year period following termination of the Participant’s Employment, the Company may repurchase from the Participant the Shares received by the Participant under this Award and then held by the Participant without consideration. If the Participant no longer holds the Shares, the Board may require the Participant to remit or deliver to the Company (1) the amount of any gain realized upon the sale of any Shares under this Award, (2) any consideration received upon the exchange of any Shares under this Award (or to the extent that such consideration was not received in the form of cash, the cash equivalent thereof valued at the time of the exchange) and (3) to the extent that the Shares were transferred by gift or without consideration, the value of the Shares determined at the time of gift or transfer.

By accepting, or being deemed to have accepted, the Award, the Participant expressly acknowledges and agrees that his or her rights (and those of any transferee of the Award), under the Award, including the right to any Stock acquired under the Award or proceeds from the disposition thereof, are subject to Section 6(a)(5) of the Plan (including any successor provision). Nothing in the preceding sentence shall be construed as limiting the general application of Section 12 of this Agreement.

12.	Provisions of the Plan.
This Agreement is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the date of the grant of the Award has been furnished or made available to the Participant. By accepting, or being deemed to have accepted, all or any part of the Award, the Participant agrees to be bound by the terms of the Plan and this Agreement. In the event of any conflict between the terms of this Agreement and the Plan, the terms of this Agreement shall control.

13.	Definitions.
The initially capitalized terms Participant and Grant Date shall have the meanings set forth on the first page of this Agreement; initially capitalized terms not otherwise defined herein or in Appendix A shall have the meaning provided in the Plan.

14.	General.
For purposes of this Agreement and any determinations to be made by the Administrator, including, for the avoidance of doubt, without limitation, the extent to which the Performance Measures have been achieved and the corresponding number of Earned Shares, the determinations of the Administrator shall be binding upon the Participant and any transferee.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed under its corporate seal by its duly authorized officer. This Agreement shall take effect as a sealed instrument.

LPL FINANCIAL HOLDINGS INC.

By:___________________________
Name:
Title:

Dated:

Acknowledged and Agreed:

By_______________________
[Participant’s Name]

Appendix A
The Award will be eligible to be earned subject to the terms and conditions of Section 2 of this Appendix A based on Total Shareholder Return (as measured by TSR Percentile Rank) of the S&P 1500 Capital Markets Companies. Total Shareholder Return (as measured by TSR Percentile Rank) shall be the Performance Criterion under the Award.

1.	The terms set forth below, as used in this Appendix A, shall have the following meanings:

(i)	“Performance Period” shall mean the period beginning on [●] and ending on [●].

(ii)	“Performance Period End Date” shall mean [●].

(iii)
“S&P 1500 Capital Markets Companies” shall mean the companies in the Capital Markets Industry as defined by the Global Industry Classification Standard (“GICS”) industry classification code GICS 402030 by Standard & Poor’s which are also included within the S&P 1500 as of the Grant Date.

(iv)
“Total Shareholder Return” shall mean the change in value expressed as a percentage of a given dollar amount invested in a company’s most widely publicly traded stock over the Performance Period, taking into account both stock price appreciation (or depreciation) and the reinvestment of dividends (including the cash value of non-cash dividends) in such stock of the company. The average historical thirty (30) -day closing price for shares of Stock and the stock of the S&P 1500 Capital Markets Companies (i.e., the average closing prices for the thirty (30) consecutive trading days ending on and inclusive of [●] and the average closing prices for the thirty (30) consecutive trading days ending on and inclusive of the Performance Period End Date) will be used to value shares of Stock and the stock of the S&P 1500 Capital Markets Companies. Dividend reinvestment will be calculated using the closing price of a share of Stock or the stock of the applicable S&P 1500 Capital Markets Company on the ex-dividend date or, if no trades were reported on such date, the latest preceding date for which a trade was reported. For the avoidance of doubt, if a company ceases to be publicly traded on a national stock exchange during the Performance Period, such company shall not be treated as an S&P 1500 Capital Markets Company for purposes of the determinations herein and such company’s Total Shareholder Return shall not be included for purposes of the calculations herein. If a company files for bankruptcy during the Performance Period, such company will remain an S&P 1500 Capital Markets Company and will be included at the zero percentile for purposes of the calculations herein.

(v)
“TSR Percentile Rank” shall mean the percentage of Total Shareholder Return values among the S&P 1500 Capital Markets Companies at the Performance Period End Date that are equal to or lower than the Company’s Total Shareholder Return at the Performance Period End Date. For purposes of the TSR Percentile Rank calculation, the Company will be included in the group of S&P 1500 Capital Markets Companies.

2.
The percentage of the Target Award that may be earned by the Participant and that then become Earned PSUs is based on the extent to which the Administrator determines the Performance Criterion of Total Shareholder Return (as measured by TSR Percentile Rank) has been achieved, as set forth below.

TSR Percentile Rank	Percentage of Target Award that Will Become Earned PSUs
≥ 80th Percentile	200%
50th Percentile	100%
25th Percentile	50%
≤ 25th Percentile	0%

If the Administrator determines that the TSR Percentile Rank is achieved at any aggregate level greater than 25% and less than 80%, the percentage of the Target Award that shall be earned by the Participant and become Earned PSUs shall be based on a straight line interpolation between the two levels of achievement. If the Company’s Total Shareholder Return is negative, in no event shall more than 100% of the Target Award be earned and become Earned PSUs.

3.
Following the end of the [●] calendar year and not later than March 1, [●], the Administrator shall certify whether and to what extent the Performance Criterion has been achieved and the percentage of the Target Award (and the corresponding number of Earned PSUs) that has been earned and that shall be eligible to vest. The date on which such certification occurs is referred to as the “Determination Date.” The PSUs corresponding to the percentage of the Target Award that is determined by the Administrator to be earned and eligible to vest are referred to as “Earned PSUs.” Any Shares delivered in respect of Earned PSUs shall be rounded down to the nearest whole number of Shares and any fractional Shares shall be disregarded. Any portion of the Target Award that is not earned shall terminate automatically and immediately on the Determination Date and be of no further force or effect. All determinations under this Exhibit A shall be made by the Administrator and will be final and binding on the Participant.

4.
No portion of the Target Award shall become earned and eligible to vest pursuant to this Appendix A unless the Participant has remained in continuous Employment through the Determination Date, except as expressly provided in Section 2(c) of this Agreement. Except as provided in the preceding sentence, if the Participant’s Employment is terminated prior to the Determination Date for any reason, this Award shall terminate immediately and be of no further force or effect.

5.	The Award is intended to qualify as exempt performance-based compensation under Section 162(m) and shall be interpreted consistently with this intent.